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Commvault Appoints Geoff Haydon to Board of Directors

Veteran security executive and MDR pioneer joins Commvault

TINTON FALLS, NJ – October 20, 2025 – Commvault (NASDAQ: CVLT), a leading provider of cyber resilience and data protection solutions for the hybrid cloud, today announced the appointment of Geoff Haydon to its Board of Directors, effective October 17, 2025. Haydon will also serve on the Audit Committee.

Haydon is a recognized leader in cybersecurity and managed detection and response (MDR) services with more than 30 years of experience building and scaling global technology organizations. He currently serves as Chief Executive Officer of Ontinue, a leading provider of AI-powered managed extended detection and response (MXDR) services which spun out of Open Systems. Haydon led the creation of the ION MDR platform at Ontinue and guided the company to profitability in 2025. Earlier in his career, he held senior leadership roles at VMware, Secureworks, Absolute Software, EMC, and RSA.

“Geoff’s extensive cybersecurity and operational expertise will be an invaluable addition to Commvault’s Board as we continue advancing our leadership in cyber resilience,” said Nicholas Adamo, Chairman of the Board, Commvault.

“Commvault’s mission to help organizations advance cyber resilience in the AI era resonates strongly with my passion for building resilient, intelligent security platforms,” said Haydon. “I look forward to working with the Board and leadership team to support Commvault’s next phase of growth.”

About Commvault
Commvault (NASDAQ: CVLT) is the gold standard in cyber resilience, helping more than 100,000 organizations keep data safe and businesses resilient and moving forward. Today, Commvault offers the only cyber resilience platform that combines the best data security and rapid recovery at enterprise scale across any workload, anywhere—at the lowest TCO.

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